FEE SCHEDULE
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     Between
                              LKCM FUNDS ("Trust")
                                       and
             LUTHER KING CAPITAL MANAGEMENT CORPORATION ("Adviser")
                       which is Dated as of June 21, 1994



     1. For the services provided and the expenses assumed pursuant to the captioned Investment Advisory Agreement, the LKCM Aquinas Growth Fund, LKCM Aquinas Value Fund, LKCM Aquinas Small Cap Fund and LKCM Aquinas Fixed Income Fund of the Trust (each, a "Fund") will pay the Adviser a fee, computed by applying a quarterly rate, equal to an annual basis of the percent listed below of each Fund's average daily net assets for the quarter.

     2. This Fee Schedule shall be attached to and made a part of the captioned Investment Advisory Agreement and is subject to all of its terms and conditions.

     LKCM Aquinas Growth Fund             0.90%
     LKCM Aquinas Value Fund              0.90%
     LKCM Aquinas Small Cap Fund          1.00%
     LKCM Aquinas Fixed Income Fund       0.60%

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed by their delegated officers as of _________ __, 2005.

          LKCM Aquinas Growth Fund
          LKCM Aquinas Value Fund
          LKCM Aquinas Small Cap Fund
          LKCM Aquinas Fixed Income Fund

          By: ________________________________________________________
                Name:
                Title:

          LUTHER KING CAPITAL MANAGEMENT CORPORATION

          By: ________________________________________________________
                Name:
                Title: